Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Website Pros, Inc. 2008 Equity Incentive Plan of our reports dated March 4, 2008, with respect to the consolidated financial statements of Website Pros, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Website Pros, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, FL

May 9, 2008